Exhibit 99.1
MEDIA RELEASE

Fisher Communications, Inc. Reports Third Quarter 2010 Financial Results

Consolidated Revenue Increased 22%

TV Net Advertising Revenue Up 38%

SEATTLE, WA – (MARKETWIRE) – November 2, 2010 – Fisher Communications, Inc. (NASDAQ: FSCI), a leader in local media innovation, today reported its financial results for the third quarter ended September 30, 2010. Robust political spending coupled with continued growth in core advertising led to strong year-over-year increases in revenue and broadcast cash flow, which contributed to the Company’s achievement of a net profit in the third quarter of 2010.

Total revenue for the third quarter of 2010 was $42.2 million, an increase of $7.7 million, or 22%, compared to the third quarter of 2009. The Company’s third quarter 2010 results included a 27% increase in television revenue. These increases were primarily due to higher political and core advertising revenue. As explained more fully below, retransmission consent revenue for the third quarter of 2009 included $1.8 million attributable to the first half of 2009, but recorded in the third quarter of 2009 upon execution of the underlying contracts. If that revenue had been recorded in the first half of 2009, the year-over-year increases in total revenue and television revenue for the third quarter would have been 29% and 37%, respectively.

The Company reported $3.3 million in net income for the quarter, compared to a $4.0 million net loss in the third quarter of 2009. The quarter’s net income included a $275,000 pre-tax gain ($178,000 after-tax) on the Sprint Nextel asset exchange and a $2.9 million pre-tax gain ($1.9 million after-tax) on insurance reimbursements related to the July 2009 Fisher Plaza electrical fire. The Company’s net loss in the third quarter of 2009 included a $4.0 million pre-tax loss ($2.7 million after-tax) related to expenses incurred for the July 2009 Fisher Plaza electrical fire.

The Company’s direct operating costs and selling, general and administrative expenses increased by $3.2 million, or 12%, from the third quarter of 2009. The increase was largely attributable to higher variable compensation expenses and increased sales commissions related to higher advertising revenue. Increased costs for programming and various digital initiatives also contributed to the increase in expenses.

The Company’s EBITDA of $7.9 million in the third quarter compared to $3.8 million in the third quarter of 2009, an increase of $4.1 million or 110%.

Fisher President and Chief Executive Officer Colleen B. Brown commented, “We are pleased with the financial results for the quarter, which represented Fisher’s third consecutive quarter of revenue growth. Our performance reflects continued growth in core advertising and robust political spending in California, Washington and Oregon. Our stations continue to take higher shares of both ratings and revenue, and as we look ahead beyond elections and into 2011, we are cautiously optimistic that the core advertising rebound that began a year ago will continue.”

Financial Highlights for the Third Quarter of 2010

(All comparisons are made to the third quarter of 2009 unless otherwise noted.)

Television:

•	TV net revenue increased $6.9 million, or 27%, to $32.0 million.

•	TV net advertising revenue was up $7.1 million, or 38%, to $25.6 million. Core net advertising revenue increased 17% to $21.0 million and Political net revenue increased $4.1 million to $4.7 million.

•	Advertising increased in virtually all key categories – Automotive, the largest category, increased 61%, while Professional Services and Retail increased 11% and 14%, respectively.

•	TV BCF increased $4.0 million to $7.6 million; TV BCF margin was 24%, up from 14%.

•	Retransmission consent revenue for the quarter was $3.6 million, a decrease of $655,000 from the $4.2 million recorded in the third quarter of 2009. The 2009 amount included $1.8 million of cable retransmission consent fees attributable to the first half of 2009 under contracts with several distribution partners that were executed in the third quarter of 2009. If the $1.8 million had been recorded in the first half of 2009, the comparative quarter increase in retransmission revenue would have been $1.1 million, or 47%.

•	Internet net revenue (excluding convergence revenue) increased by $435,000, or 89%, to $924,000. During the quarter, Internet net revenue was 2.9% of TV revenue (4.0% including convergence revenue).

Radio:

•	Radio net revenue increased $573,000, or 10%, to $6.5 million.

•	Radio BCF increased $872,000 to $2.1 million and radio BCF margin increased to 32%.

Plaza:

•	Fisher Plaza revenue grew $213,000, or 6%, to $3.7 million.

•	Fisher Plaza EBITDA (which excludes net fire-related expenses and reimbursements) decreased $126,000, or 6%, to $2.1 million.

•	In the third quarter of 2010, the Company’s primary property insurance carrier agreed to pay an additional $2.9 million to the Company, substantially all of the Company’s unreimbursed losses due to the July 2009 Fisher Plaza electrical fire. This amount is included within Prepaid expenses and other on the Condensed Consolidated Balance Sheet as of September 30, 2010. The Company received the $2.9 million proceeds on October 12, 2010.

Balance Sheet:

•	Cash and cash equivalents were $40.2 million at the end of the third quarter, compared to $44.0 million at the end of 2009.

•	Total debt outstanding was $104.7 million at September 30, 2010. The Company’s Debt to Operating Cash Flow Ratio, as defined in the Company’s senior notes indenture, was 5.4 as of September 30, 2010 compared to 14.7 as of December 31, 2009.

•	In October 2010, the Company repurchased $2.9 million in aggregate principal amount of its 8.625% senior notes due in 2014 for total consideration of $2.9 million, reflecting a premium to the face value of the notes of approximately 1%.

Key Operating and Strategic Highlights

•	Fisher television stations ranked either #1 or #2 in the key Adult 25-54 demographic in both evening news as well as overall in 6 of its 7 markets in the July 2010 ratings period.

•	The Company’s aggregate TV/radio market share in audited markets improved 200 basis points from third quarter 2009 to third quarter 2010.

•	Occupancy at Fisher Plaza was 95% at the end of the third quarter of 2010, unchanged from the second quarter of 2010.

Third Quarter Conference Call

Fisher will host a conference call today at 1:00 p.m. (PDT). Senior management will discuss the financial results and host a question and answer session. The dial-in number for the audio conference call is 1-866-800-8651; confirmation code 87627564. A live audio webcast of the call will be accessible to the public on Fisher’s website, www.fsci.com. A recording of the webcast will subsequently be archived on the website and available for replay for 1 week following the call. An audio replay of the call can be accessed for 1 week by dialing 1-888-286-8010 and entering confirmation code 78510212.

Definitions and Disclosures Regarding Non-GAAP Financial Information

The Company reports and discusses its operating results using financial measures consistent with generally accepted accounting principles (GAAP) and believes this should be the primary basis for evaluating its performance.

The preceding discussion of our results includes a discussion of non-GAAP financial measures such as Broadcast Cash Flow (BCF), Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Plaza EBITDA. These non-GAAP measures should not be viewed as alternatives or substitutes for GAAP reporting.

The Company believes the presentation of these non-GAAP measures is useful to investors because they are used by lenders to measure the Company’s ability to service debt; by industry analysts to determine the market value of stations and their operating performance; and by management to identify the cash available to service debt, make strategic acquisitions and investments, maintain capital assets and fund ongoing operations and working capital needs; and, because they reflect the most up-to-date operating results of the stations inclusive of pending acquisitions, time brokerage agreements or local marketing agreements. Management believes they also provide an additional basis from which investors can establish forecasts and valuations for the Company’s business.

Television and radio BCF is calculated as income (loss) from the segment operations plus amortization of program rights, depreciation and amortization, other non-cash charges, Internet and corporate expenses minus gain on asset exchange (net), payments for broadcast rights, amortization of non-cash benefit resulting from a change in national advertising representation firm and non-convergence Internet revenue.

Plaza EBITDA is calculated as income (loss) from the segment operations plus depreciation, Plaza fire expenses (net) and other non-cash charges minus Plaza operating expenses allocated to the TV and Radio segments.

EBITDA is calculated as income from operations plus amortization of program rights, depreciation and amortization, stock-based compensation, Plaza fire expenses (net), and other non-cash charges minus gain on asset exchange (net), payments for broadcast rights and amortization of non-cash benefit resulting from a change in national advertising representation firm.

For a reconciliation of these non-GAAP financial measurements to the GAAP financial results cited in this press release, please see the supplemental tables at the end of this release.

About Fisher Communications, Inc.

Fisher Communications, Inc. is a Seattle-based communications Company that owns and operates 13 full power television stations and 7 low power television stations, and owns or manages 10 radio stations in the western United States. The Company also owns and operates Fisher Interactive Network, its online division (including over 125 online sites), Fisher Pathways, a satellite and fiber transmission provider, and Fisher Plaza, a media, telecommunications, and data center facility located near downtown Seattle.  For more information about Fisher Communications, Inc., go to www.fsci.com.

Forward-Looking Statements

This news release includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Forward-looking statements include information preceded by, followed by, or that includes the words “guidance,” “believes,” “expects,” “anticipates,” “could,” or similar expressions. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this news release, concerning, among other things, changes in revenue, cash flow and operating expenses, involve risks and uncertainties, and are subject to change based on various important factors, including the impact of changes in national and regional economies, our ability to service and refinance our outstanding debt, pricing fluctuations in local and national advertising, future regulatory actions and conditions in the television stations’ operating areas, competition from others in the broadcast television markets served by the Company, volatility in programming costs, the effects of governmental regulation of broadcasting, industry consolidation, technological developments and major world news events. Unless required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this news release might not occur. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this release. For more details on factors that could affect these expectations, please see the risk factors in our Annual Report on Form 10-K for the year ended December 31, 2009, which we have filed with the Securities and Exchange Commission.

Contacts:
Sard Verbinnen & Co
Paul Kranhold or Ron Low
(415) 618-8750
Robin Weinberg
(212) 687-8080

###

Fisher Communications, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	Three months ended			Nine months ended
	September 30,		%	September 30,		%
(in thousands, except per-share amounts)	2010	2009	change	2010	2009	change
Revenue	$42,186	$34,527	22%	$118,360	$95,023	25%

Operating expenses
Direct operating costs	17,521	16,270	8%	52,068	47,948	9%
Selling, general and administrative expenses	13,897	11,900	17%	42,076	36,854	14%
Amortization of program rights	2,953	2,507	18%	8,886	7,084	25%
Depreciation and amortization	3,538	3,450	3%	10,884	10,173	7%
Plaza fire expenses (reimbursements), net	(2,919)	3,951	(174%)	(3,319)	3,951	(184%)
Gain on asset exchange, net	(275)	—	n/a	(2,057)	—	n/a

Total operating expenses	34,715	38,078	(9%)	108,538	106,010	2%

Income (loss) from operations	7,471	(3,551)	310%	9,822	(10,987)	189%
(Gain) loss on extinguishment of senior notes, net	-	—		(72)	2,965
Other income, net	30	392		194	1,221
Interest expense	(2,368)	(2,714)		(7,630)	(8,917)
Income (loss) from operations before income taxes	5,133	(5,873)		2,314	(15,718)
Provision (benefit) for income taxes	1,813	(1,863)		845	(5,309)

Net income (loss)	$3,320	$(4,010)		$1,469	$(10,409)

Net income (loss) per share applicable to common shareholders – basic	$0.38	$(0.46)		$0.17	$(1.19)

Net income (loss) per share applicable to common shareholders assuming dilution	$0.38	$(0.46)		$0.17	$(1.19)

Weighted average shares outstanding	8,801	8,778		8,797	8,774
Weighted average shares outstanding assuming dilution	8,845	8,778		8,837	8,774

Fisher Communications, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)

	September 30,	December 31,
(in thousands)	2010	2009
ASSETS
Current Assets
Cash and cash equivalents	$40,206	$43,982
Receivables, net	29,262	28,070
Income taxes receivable	931	11,746
Deferred income taxes	3,813	3,813
Prepaid expenses and other	4,631	4,460
Cash surrender value of life insurance and annuity contracts	2,332	2,626
Television broadcast rights	10,919	7,919

Total current assets	92,094	102,616
Cash surrender value of life insurance and annuity contracts	16,294	15,711
Goodwill	13,293	13,293
Intangible assets, net	40,602	40,779
Deferred financing fees and other	7,674	7,590
Deferred income taxes	2,432	2,297
Property, plant and equipment, net	145,752	148,824

Total Assets	$318,141	$331,110

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Trade accounts payable	$3,275	$3,148
Accrued payroll and related benefits	7,580	4,445
Interest payable	376	3,158
Television broadcast rights payable	10,777	7,987
Current portion of accrued retirement benefits	1,100	1,100
Other current liabilities	7,464	6,251

Total current liabilities	30,572	26,089
Long-term debt	104,690	122,050
Accrued retirement benefits	18,039	18,023
Other liabilities	7,657	9,476

Total Stockholders’ Equity	157,183	155,472

Total Liabilities and Stockholders’ Equity	$318,141	$331,110

Fisher Communications, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flow
(Unaudited)

	Nine months ended September 30,
(in thousands)	2010	2009
Operating activities
Net income (loss)	$1,469	$(10,409)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities
Depreciation and amortization	10,884	10,173
Deferred income taxes	(135)	530
Equity in operations of equity investees	41	115
Loss on disposal of fixed assets destroyed in Plaza fire	—	1,482
(Gain) loss on disposal of fixed assets, net	215	—
Amortization of deferred financing fees	312	358
Amortization of broadcast rights	8,886	7,084
Payments for broadcast rights	(9,103)	(7,118)
(Gain) loss on extinguishment of senior notes, net	72	(2,965)
Gain on asset exchange, net	(2,057)	—
Amortization of short-term investment discount	—	(303)
Amortization of non-cash contract termination fee	(1,096)	(1,096)
Stock-based compensation	958	768
Other	—	109
Change in operating assets and liabilities, net
Receivables	(1,419)	2,593
Prepaid expenses and other current assets	256	(823)
Cash surrender value of life insurance and annuity contracts	(692)	(478)
Other assets	(87)	(31)
Trade accounts payable, accrued payroll and related
benefits and other current liabilities	6,161	1,576
Interest payable	(2,782)	(3,247)
Income taxes receivable and payable	10,993	(6,673)
Accrued retirement benefits	45	(38)
Other liabilities	(507)	(721)

Net cash provided by (used in) operating activities	22,414	(9,114)
Investing activities
Redemption of short-term investments	—	60,000
Investment in equity investee	(23)	—
Consolidation of non-controlling interest	75	—
Purchases of property, plant and equipment	(8,854)	(8,679)

Net cash provided by (used in) investing activities	(8,802)	51,321

Financing activities
Repurchase of senior notes	(17,160)	(24,428)
Shares settled on vesting of stock rights	(104)	—
Payments on capital lease obligations	(124)	(115)
Net cash used in financing activities	(17,388)	(24,543)

Net increase (decrease) in cash and cash equivalents	(3,776)	17,664
Cash and cash equivalents, beginning of period	43,982	31,835

Cash and cash equivalents, end of period	$40,206	$49,499

Fisher Communications, Inc. and Subsidiaries
GAAP to Non-GAAP Reconciliations
(Unaudited, in thousands)

The following table provides a reconciliation of income (loss) from operations to EBITDA in each of the periods presented:

	Three months ended		Nine months ended
	September 30,		September 30,
	2010	2009	2010	2009
Income (loss) from operations	$7,471	$(3,551)	$9,822	$(10,987)
Add:

Amortization of program rights	2,953	2,507	8,886	7,084
Depreciation and amortization	3,538	3,450	10,884	10,173
Stock-based compensation	355	273	958	768
Loss (gain) on disposal of assets	7	27	215	87
Plaza fire expenses, net	—	3,951	—	3,951
Subtract:

Gain on asset exchange, net	275	—	2,057	—
Plaza fire reimbursements, net	2,919	—	3,319	—
Payments for television broadcast rights	2,864	2,525	9,103	7,118
Amortization of non-cash benefit resulting from change in	365	365	1,096	1,096
national advertising representation firm
EBITDA (Non-GAAP)	$7,901	$3,767	$15,190	$2,862

EBITDA as a percentage of Revenue	18.7%	10.9%	12.8%	3.0%

The following table provides a reconciliation of television segment income (loss) from operations to television broadcast cash flow in each of the periods presented:

	Three months ended		Nine months ended
	September 30,		September 30,
	2010	2009	2010	2009
Television segment income (loss) from operations	$4,521	$663	$9,479	$(5,108)
Add:

Amortization of program rights	2,953	2,507	8,886	7,084
Depreciation and amortization	2,246	2,184	6,978	6,523
Corporate and internet expenses	2,288	1,589	6,378	5,887
Loss on disposal of assets	8	26	90	16
Subtract:

Gain on exchange of assets, net	275	—	2,057	—
Payments for television broadcast rights	2,864	2,525	9,103	7,118
Gain on disposal of assets	—	—	—	—
Amortization of non-cash benefit resulting from change in national advertising representation firm
	365	365	1,096	1,096
Non-convergence internet revenue	924	489	2,373	1,198

Television Broadcast Cash Flow (Non-GAAP)	$7,588	$3,590	$17,182	$4,990

Television Broadcast Cash Flow as a percentage of Television Segment Revenue	23.7%	14.3%	19.2%	7.3%

Television Segment Revenue	$31,986	$25,116	$89,634	$68,120

The following table provides a reconciliation of radio segment income (loss) from operations to radio broadcast cash flow in each of the periods presented:

	Three months ended		Nine months ended
	September 30,		September 30,
	2010	2009	2010	2009
Radio segment income (loss) from operations	$1,684	$775	$2,363	$1,632
Add:

Depreciation and amortization	213	218	586	590
Corporate expenses and other	159	191	523	763
Loss on disposal of assets	—	—	—	71

Radio Broadcast Cash Flow (Non-GAAP)	$2,056	$1,184	$3,472	$3,056

Radio Broadcast Cash Flow as a percentage of Radio Segment Revenue	31.5%	19.9%	19.1%	18.2%

Radio Segment Revenue	$6,534	$5,961	$18,190	$16,758

The following table provides a reconciliation of Plaza segment income (loss) from operations to Plaza EBITDA in each of the periods presented:

	Three months ended		Nine months ended
	September 30,		September 30,
	2010	2009	2010	2009
Plaza segment income from operations	$4,583	$(2,120)	$8,055	$1,048
Add:

Depreciation	779	741	2,432	2,268
Loss on disposal of assets	—	—	125	—
Plaza fire expenses, net	—	3,951	—	3,951
Subtract:

Plaza fire reimbursements, net	2,919	—	3,319	—
Operating expense allocated to TV and Radio Segments	299	302	1,035	1,080

Plaza EBITDA (Non-GAAP)	$2,144	$2,270	$6,258	$6,187

Plaza EBITDA as a percentage of Plaza Segment Revenue	58.5%	65.7%	58.7%	60.5%

Plaza Segment Revenue	$3,666	$3,453	$10,659	$10,231

The following table provides television segment revenue comparisons in each of the periods presented:

	Three months ended September 30,		%	Nine months ended September 30,		%
	2010	2009	Change	2010	2009	Change
Core adverting (local and national)	$20,954	$17,975	17%	$65,220	$54,934	19%
Political	4,651	530	778%	6,901	781	784%
Internet	924	489	89%	2,373	1,198	98%
Retransmission	3,552	4,207	(16%)	9,492	5,971	59%
Trade, barter and other	1,905	1,915	(1%)	5,648	5,236	8%

TV segment net revenue	$31,986	$25,116	27%	$89,634	$68,120	32%

Net television revenue, excluding political	$27,335	$24,586	11%	$82,733	$67,339	23%

The following table provides radio segment revenue comparisons in each of the periods presented:

	Three months ended September 30,		%	Nine months ended September 30,		%
	2010	2009	Change	2010	2009	Change
Core adverting (local and national)	$5,990	$5,316	13%	$16,825	$15,321	10%
Political	272	181	50%	384	200	92%
Trade, barter and other	272	464	(41%)	981	1,237	(21%)

Radio segment net revenue	$6,534	$5,961	10%	$18,190	$16,758	9%

Net radio revenue, excluding political	$6,262	$5,780	8%	$17,806	$16,558	8%